Exhibit 99.1

FOR IMMEDIATE RELEASE

TUCOWS INC. REPORTS FINANCIAL RESULTS FOR

SECOND QUARTER 2010

TORONTO, August 11, 2010 —Tucows Inc. (NYSE AMEX:TCX, TSX:TC), a global provider of domain names, email and other Internet services, today reported its financial results for the second quarter ended June 30, 2010. All figures are in U.S. dollars.

Summary Financial Results

(Numbers in Thousands of US Dollars, Except Per Share Data)

	3 Months Ended June 30, 2010 (unaudited)	3 Months Ended June 30, 2009 (unaudited)	6 Months Ended June 30, 2010 (unaudited)	6 Months Ended June 30, 2009 (unaudited)
Net revenue	20,847	20,022	41,292	40,114
Net (loss) income for the period	(772)	4,379	(203)	5,407
Net (loss) earnings per common share	(0.01)	0.06	(0.00)	0.08
Net cash provided by operating activities	1,173	2,591	2,552	3,504

Summary of Revenue and Cost of Revenue before Network Costs

(Numbers in Thousands of US Dollars)

	Revenue		Cost of Revenue
	3 Months Ended June 30, 2010 (unaudited)	3 Months Ended June 30, 2009 (unaudited)	3 Months Ended June 30, 2010 (unaudited)	3 Months Ended June 30, 2009 (unaudited)
OpenSRS:
Domain Services	15,749	14,738	13,090	11,944
Email Services	581	874	117	153
Other Services	1,085	1,092	400	411
Total OpenSRS Services	17,415	16,704	13,607	12,508

YummyNames	1,632	1,455	254	251
Hover	1,111	1,259	350	475
Butterscotch	689	604	25	1
Total	20,847	20,022	14,236	13,235

“Our second quarter results continue to demonstrate the consistency of our business,” said Elliot Noss, President and CEO of Tucows. “Revenue from our core revenue drivers, domain registrations through OpenSRS and domain sales through YummyNames, was up on a year-over-year basis. Meanwhile, two of our growth opportunities, Hover and Butterscotch, continued to trend favorably across key metrics. The reliable performance of our core offerings allowed us to invest in our emerging units, positioning us for solid performance in the future while supporting our goal of returning capital to shareholders.”

Net revenue for the second quarter of 2010 increased 4.1% to $20.8 million from $20.0 million for the second quarter of 2009.

Net loss for the second quarter of 2010 was $0.8 million, or $0.01 per share, compared with net income of $4.4 million, or $0.06 per share, for the second quarter of 2009.  Net loss and net loss from operations for the second quarter of 2010 were negatively impacted by a mark to market loss on foreign exchange of $1.9 million. Net income and net income from operations for the second quarter of 2009 were positively impacted by a mark to market gain on foreign exchange of $1.9 million.  Additionally, net income for the second quarter of 2009 included other income of $2.0 million related to the sale of the Company’s equity stake in Afilias and $0.6 million related to patents that the Company assigned to a third party.

Deferred revenue at the end of the second quarter of fiscal 2010 was $60.0 million, an increase of 5.5% from $56.9 million at the end of the second quarter of fiscal 2009 and 0.9% from $59.5 million in the first quarter of 2010.

Cash and cash equivalents at the end of the second quarter of 2010 were $4.1 million compared with $7.4 million at the end of the second quarter of 2009 and $5.2 million at the end of first quarter of 2010. The decrease in cash compared with the first quarter of 2010 is primarily the result of the use of $1.7 million for the repurchase of common stock under the Company’s current open market share repurchase program that was initiated in February 2010, as well as the repayment of $0.5 million of the Company’s bank loan.  This use of funds was partially offset by cash flow from operating activities for the second quarter of 2010 of $1.2 million.  Cash flow from operating activities, before changes in non-cash operating working capital, for the second quarter of 2010 was $2.0 million, which was partially offset by the use of $0.8 million for changes in non-cash operating working capital.

During the second quarter of 2010, the Company repurchased an additional 2,453,300 common shares under its open market stock repurchase plan, which commenced in February 2010. During the first half of 2010, the Company repurchased an aggregate of 9,750,770 common shares (including shares purchased in its modified Dutch auction tender offer earlier this year), representing 14.5% of the Company’s outstanding common shares at the end of 2009.  Since January 2009, the Company has repurchased a total of 15,825,006 shares representing 21.7% of the Company’s total shares outstanding at the end of 2008.

Conference Call

Tucows management will host a conference call today, Wednesday, August 11, 2010, at 5:00 p.m. (ET) to discuss the second quarter fiscal 2010 results. Participants can access the conference call via the Internet at http://tucowsinc.com/investors.

For those unable to participate in the conference call at the scheduled time, it will be archived for replay both by telephone and via the Internet beginning approximately one hour following completion of the call. To access the archived conference call by telephone, dial 416-849-0833 or 1-800-642-1687 and enter the pass code 90444604 followed by the pound key.  The telephone replay will be available until Wednesday, August 18, 2010 at midnight. To access the archived conference call as an MP3 via the Internet, go to http://tucowsinc.com/investors.

About Tucows

Tucows is a global Internet services company. OpenSRS manages over ten million domain names and millions of email boxes through a reseller network of over 10,000 web hosts and ISPs. Hover is the easiest way for individuals and small businesses to manage their domain names and email addresses. YummyNames owns premium domain names that generate revenue through advertising or resale. Butterscotch.com is an online video network building on the foundation of Tucows.com. More information can be found at http://tucowsinc.com.

TUCOWS is a registered trademark of Tucows Inc. or its subsidiaries. All other trademarks and service marks are the properties of their respective owners.

For further information:

Lawrence Chamberlain

The Equicom Group for Tucows Inc.

(416) 815-0700 ext. 257

lchamberlain@equicomgroup.com